Exhibit 99

ZBB Energy Corporation Reports Second Quarter Fiscal Year 2015
Results

MILWAUKEE, WI – (Marketwired – February 17, 2014) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its second fiscal quarter ended December 31, 2014.

Second Quarter Highlights

The Company’s major accomplishments during and subsequent to the end of the second quarter of fiscal year 2015 included:

•	The Company announced its GridStrong™ family of distribution grid control and power quality improvement products, and exhibited at the GreenBuild 2014 International Conference.

•
The Company announced a power purchase agreement (PPA) utilizing solar photovoltaics in conjunction with ZBB Energy technologies to provide electricity to a 350+ unit condominium complex in Honolulu. The multi-million dollar project is the first for the Company under the PPA structure, which provides significant benefits to the customer, ZBB and potential investors. ZBB is working on several additional PPA type agreements designed to allow a bundling of these investments that would be attractive to high-yield income investors.

•
The Company announced that it has completed field qualification of its enhanced EnerStore "V3.3" 50kWh flow battery. The product upgrade package, which includes modifications that enhance system reliability, life cycle, energy output and efficiency performance of the product, has been field qualified and is now shipping.

•
The Company announced that it will  provide the world's first customer side of the meter integrated hybrid battery system utilizing ZBB's EnerStore® V3.3 zinc bromide flow batteries and a lithium ion energy storage module to provide elevator and common area back-up power for a multi-tenant residential building in Hawaii. The hybrid system allows commercial and industrial markets to benefit from both short-term power and intermittent "power" types of applications and provides building owners and operators numerous benefits, including the ability to monetize behind-the-meter assets, realize back-up power in the event of a grid outage, and the peace of mind that comes with knowing that the building is essentially "future proof," in that ZBB's systems are modular and scalable to easily accommodate future energy system and program considerations

Financial results for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013 included:

•	Total revenue was $300,654 as compared to $961,456 during the same period last year.

•	Total costs and expenses increased 15% to $3,575,886 from $3,104,169.

•	Loss from operations was $3,275,232 as compared to $2,142,713 during the same period last year.

•	Net loss to common shareholders was $3,446,642 compared to $2,233,969.

•	Loss per share was ($0.09) versus ($0.13) during the same period last year.

Financial Position

The Company’s backlog is currently $3.5 million versus $8.8 million at this time last year.  Backlog does not include the anticipated revenue stream associated with the PPA discussed above. The Company ended the second quarter of fiscal 2015 with total assets of $27.7 million, including $17.7 million in cash and $263,157 in accounts receivable. The Company believes that cash and cash equivalents on hand at December 31, 2014, and other potential sources of cash, will be sufficient to fund current operations through the third quarter of fiscal year 2016.

“While near-term revenue is down relative to last year, we are very encouraged by the progress of our sales and product development initiatives that underpin our future revenue growth,” said Eric C. Apfelbach, Chief Executive Officer.  “As an example, we announced our first project where we have taken on the role of energy supplier through a PPA structure. This important strategic change is a reflection of ZBB’s broad capability and we believe will help to accelerate growth. We are also encouraged by our previously announced wins in the commercial and industrial space and with the increased pipeline of activity that should translate into a meaningful ramp in revenue.  Our GridStrong™ product continues to perform well and is being slotted into multiple new utility evaluations. Longer term, we believe our Megawatt-hour scale products will prove to be well suited to meet the needs for large scale projects in the utility market. Brad Hansen, our President and COO, and I will provide more detail during our conference call this afternoon. I hope you can join us.” concluded Mr. Apfelbach.

Conference call – February 17, 2015 – 4:30p.m. EST (3:30 p.m. CST)

The Company will hold a conference call later today, Tuesday, February 17, 2015 at 4:30 p.m. EST (3:30 p.m. CST) to discuss results for its second fiscal quarter ended December 31, 2014. To participate in the call, please dial 1-888-211-4439. The participant passcode is 6599111.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 6599111. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until March 17, 2015.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, licenses and manufactures advanced energy storage and power electronics systems, as well as engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB's portfolio includes integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs for grid connected and off-grid applications. ZBB's innovative platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential customers. In addition, the platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB has a joint venture with Meineng Energy, a provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2014	2013	2014	2013
Revenues
Product sales	$114,177	$761,456	$663,518	$1,830,578
Engineering and development	186,477	200,000	201,997	200,000
Total Revenues	300,654	961,456	865,515	2,030,578

Costs and Expenses
Cost of product sales	171,683	554,458	507,646	1,151,858
Cost of engineering and development	59,982	43,636	169,145	43,636
Advanced engineering and development	1,480,813	1,094,892	2,778,396	2,304,729
Selling, general, and administrative	1,704,234	1,068,004	3,763,787	2,553,495
Depreciation and amortization	159,174	343,179	313,690	685,759
Total Costs and Expenses	3,575,886	3,104,169	7,532,664	6,739,477

Loss from Operations	(3,275,232)	(2,142,713)	(6,667,149)	(4,708,899)

Other Income (Expense)
Equity in loss of investee company	(225,471)	(130,590)	(307,973)	(248,482)
Gain on investment in investee company	-	-	1,257,407	-
Interest income	7,879	1,000	11,490	1,509
Interest expense	(26,270)	(45,777)	(53,850)	(97,515)
Other income (expense)	-	-	-	896
Total Other Income (Expense)	(243,862)	(175,367)	907,074	(343,592)

Loss before benefit for Income Taxes	(3,519,094)	(2,318,080)	(5,760,075)	(5,052,491)

Benefit for Income Taxes	-	(28,521)	-	(48,250)
Net loss	(3,519,094)	(2,289,559)	(5,760,075)	(5,004,242)
Net loss attributable to noncontrolling interest	143,508	130,590	226,010	248,482
Gain attributable to noncontrolling interest	-	-	(481,870)	-
Net Loss Attributable to ZBB Energy Corporation	(3,375,586)	(2,158,969)	(6,015,935)	(4,755,760)
Preferred Stock Dividend	(71,056)	(75,000)	(118,865)	(77,499)
Net Loss Attributable to Common Shareholders	$(3,446,642)	$(2,233,969)	$(6,134,800)	$(4,833,259)

Net Loss per share
Basic and diluted	$(0.09)	$(0.13)	$(0.18)	$(0.27)

Weighted average shares-basic and diluted	39,051,379	17,709,413	34,835,949	17,708,422

See accompanying notes to condensed consolidated financial statements.

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$17,710,385	$10,360,721
Restricted cash on deposit	68,752	69,901
Accounts receivable, net	263,157	1,051,024
Inventories, net	1,451,298	1,352,970
Prepaid expenses and other current assets	246,429	295,814
Refundable income tax credit	80,283	91,191
Note receivable	153,156	-
Total current assets	19,973,460	13,221,621
Long-term assets:
Property, plant and equipment, net	4,371,793	4,382,203
Investment in investee company	2,595,674	1,646,240
Goodwill	803,079	803,079
Total assets	$27,744,006	$20,053,143

Liabilities and Equity
Current liabilities:
Current maturities of bank loans and notes payable	$356,065	$351,142
Accounts payable	467,060	589,642
Accrued expenses	2,063,037	2,621,479
Customer deposits	455,095	741,145
Accrued compensation and benefits	228,791	195,181
Total current liabilities	3,570,048	4,498,589
Long-term liabilities:
Bank loans and notes payable, net of current maturities	1,866,222	2,045,127
Total liabilities	5,436,270	6,543,716

Commitments and contingencies (Note 12)

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value) 3,000 shares authorized and issued, 2,575 shares outstanding, preference in liquidation of $5,488,375 and $5,347,994 as of December 31, 2014 and June 30, 2014, respectively	26	26
Common stock ($0.01 par value); 150,000,000 authorized,
39,073,084 and 25,651,389 shares issued and outstanding as of December 31, 2014 and June 30, 2014, respectively	1,099,045	964,828
Additional paid-in capital	116,695,781	102,286,450
Accumulated deficit	(95,804,176)	(89,788,242)
Accumulated other comprehensive loss	(1,592,167)	(1,599,875)
Total ZBB Energy Corporation Equity	20,398,509	11,863,187
Noncontrolling interest	1,909,227	1,646,240
Total equity	22,307,736	13,509,427
Total liabilities and equity	$27,744,006	$20,053,143

See accompanying notes to condensed consolidated financial statements.

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six months ended December 31,
	2014	2013
Cash flows from operating activities
Net loss	$(5,760,075)	$(5,004,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	313,690	421,760
Amortization of intangible assets	-	369,045
Amortization of discounts and debt issuance costs on notes payable	-	14,566
Stock-based compensation, net	853,811	106,024
Equity in loss of investee company	307,973	248,482
Gain on investment in investee company	(1,257,407)	-
Interest accreted on note receivable	(3,156)	-
Changes in assets and liabilities
Accounts receivable	787,867	163,874
Inventories	(98,328)	446,780
Prepaids and other current assets	49,385	55,229
Refundable income taxes	10,908	84,964
Accounts payable	(122,582)	161,296
Accrued expenses	(556,073)	(21,671)
Customer deposits	(286,050)	199,411
Accrued compensation and benefits	33,610	(478,503)
Net cash used in operating activities	(5,726,427)	(3,232,985)
Cash flows from investing activities
Change in restricted cash	1,149	(9,356)
Expenditures for property and equipment	(303,280)	(39,956)
Investment in note receivable	(150,000)	-
Net cash used in investing activities	(452,131)	(49,312)
Cash flows from financing activities
Repayments of bank loans and notes payable	(173,982)	(113,035)
Proceeds from issuance of preferred stock and warrants	-	3,000,000
Preferred stock issuance costs	-	(96,967)
Proceeds from issuance of common stock	14,837,760	-
Common stock issuance costs	(1,148,023)	-
Proceeds from noncontrolling interest	7,127	-
Net cash provided by financing activities	13,522,882	2,789,998
Effect of exchange rate changes on cash and cash equivalents	5,340	(3,820)
Net increase in cash and cash equivalents	7,349,664	(496,119)
Cash and cash equivalents - beginning of period	10,360,721	1,096,621

Cash and cash equivalents - end of period	$17,710,385	$600,502

Supplemental disclosures of cash flow information:
Cash paid for interest	$49,577	$95,606
Cash received from foreign income tax credit	-	133,996
Assets held for lease transferred to inventory	-	112,500

See accompanying notes to condensed consolidated financial statements.